EXHIBIT 4.2

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JUNE 5, 2013.

STAND-ALONE OPTION AGREEMENT

THIS AGREEMENT is made as of the 4th day of February, 2013

BETWEEN:

CANADIAN PACIFIC RAILWAY LIMITED (the “Corporation”)

- and -

KEITH CREEL (the “Optionholder”)

WHEREAS the Options (as defined below) were granted by the Corporation to the Optionholder on February 4, 2013, conditional upon the Optionholder entering into an employment agreement and commencing employment with the Corporation, and conditional upon approval of the Toronto Stock Exchange;

AND WHEREAS the Corporation and the Optionholder entered into an executive employment agreement effective as of February 5, 2013 (the “Employment Agreement”) to define the terms of the Optionholder’s employment as President and Chief Operating Officer of the Corporation;

AND WHEREAS the Toronto Stock Exchange has given its conditional listing approval in respect of the common shares of the Corporation issuable upon exercise of the Options;

AND WHEREAS the Corporation and the Optionholder wish to enter into this Option Agreement to evidence and govern the terms of the Options granted to the Optionholder by the Corporation;

NOW THEREFORE, in consideration of the covenants and agreements set forth herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the Corporation and the Optionholder) the Corporation and the Optionholder agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                         Definitions

For the purposes of this Option Agreement, the following terms will have the following meanings:

(a)
“Blackout Period” means a period during which the Corporation self imposes a prohibition on directors and certain employees trading in the Corporation’s securities, including, without limitation, trading and/or exercising the Options;

(b)	“Board” means the board of directors of the Corporation;

(c)	“Cause” means:

(i)
the continued failure by the Optionholder to substantially perform his duties in connection with his employment by, or service to, the Corporation or any Subsidiary (other than as a result of physical or mental illness) after the Corporation or any Subsidiary has given the Optionholder reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Optionholder in any act which is injurious to the Corporation or its reputation, financially or otherwise;

(iii)	the engaging by the Optionholder in any act resulting or intended to result, directly or indirectly, in personal gain to the Optionholder at the expense of the Corporation;

(iv)
the conviction of the Optionholder by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude by the Optionholder in connection with the business of the Corporation; or

(v)	any other conduct that constitutes cause at common law;

(d)	“Change of Control” means:

(i)
the initial acquisition by any person, or any persons acting jointly or in concert (as determined by the Securities Act (Alberta)), whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Corporation;

(ii)
an amalgamation, arrangement or other form of business combination of the Corporation with another corporation which results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)
a sale, disposition, lease or exchange to or with another person or persons (other than a Subsidiary) of property of the Corporation representing 50% or more of the net book value of the assets of the Corporation, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Corporation; or

(iv)
a change in the composition of the Board over any twelve month period commencing after the date of this Option Agreement such that more than 50% of the persons who were directors of the Corporation at the beginning of the period are no longer directors at the end of the period, unless such change is a consequence of normal attrition;

(e)	“Common Shares” means common shares of the Corporation;

(f)	“Compensation Committee” means a compensation committee of the Board consisting of not less than three directors;

(g)	“Corporation” means Canadian Pacific Railway Limited, and any successor corporation thereto;

(h)
“Date of Termination” means the actual date of termination of employment of the Optionholder, and excludes any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination;

(i)	“Employment Agreement” has the meaning ascribed thereto in the recitals.

(j)	“Exercise Price” has the meaning ascribed thereto in Section 2.1;

(k)	“Expiry Date” has the meaning ascribed thereto in Section 2.1;

(l)
“Family Trust” means a trust, of which at least one of the trustees is the Optionholder and the beneficiaries of which are one or more of the Optionholder and the spouse, minor children and minor grandchildren of the Optionholder;

(m)	“Grant Date” means February 4, 2013;

(n)
“Notice of Exercise” means a notice, (i) substantially in the form of the notice set out in Schedule A to this Option Agreement or (ii) such other form of notice as may be established by the Corporation, including by electronic means through a service provider selected by the Corporation from time to time, from the Optionholder to the Corporation giving notice of the exercise or partial exercise of the Options granted to the Optionholder pursuant to this Option Agreement;

(o)	“Options” means the options to purchase Common Shares granted to the Optionholder pursuant to the terms of this Option Agreement;

(p)	“Option Agreement” means this agreement, as amended from time to time;

(q)	“Optioned Shares” has the meaning ascribed thereto in Section 2.1;

(r)	“Optionholder” means Keith Creel;

(s)
“Personal Holding Corporation” means a corporation that is controlled by the Optionholder and the shares of which are beneficially owned by the Optionholder and/or the spouse, minor children or minor grandchildren of the Optionholder;

(t)	“person” has the meaning ascribed to such term in the Securities Act (Alberta);

(u)	“Retirement Trust” means a trust governed by a registered retirement savings plan or a registered retirement income fund established by and for the benefit of the Optionholder; and

(v)	“Subsidiary” means any corporation that is a subsidiary of the Corporation as defined in the Securities Act (Alberta).

1.2                         Interpretation

1.2.1                      Time shall be the essence of this Option Agreement.

1.2.2                      Words denoting the singular number include the plural and vice versa and words denoting any gender include all genders.

1.2.3                      A Section, unless the context otherwise indicates, is a reference to a Section of this Option Agreement.

1.2.4                      This Option Agreement and all matters to which reference is made herein will be governed by and interpreted in accordance with the laws of Alberta and the federal laws of Canada applicable therein.

ARTICLE 2
OPTION GRANT

2.1                         Option Grant

2.1.1                      On the Grant Date, the Optionholder was, conditional upon the Optionholder entering into an employment agreement and commencing employment with the Corporation, and conditional upon approval of the Toronto Stock Exchange, granted options (the “Options”) to purchase 159,100 Common Shares (the “Optioned Shares”) at a price (the “Exercise Price”) of CAD$115.78 per Common Share and on the terms and subject to the conditions set out in this Option Agreement.

2.1.2                      Subject to Sections 3.2 and 3.3, the Options will expire at 5:00 p.m. (Calgary time) on February 4, 2023 (the “Expiry Date”).

ARTICLE 3
PARTICULARS OF GRANT

3.1                         Time of Exercise

3.1.1                      Subject to Sections 3.3 and 3.7, (i) the Options may not be exercised by the Optionholder until vested in accordance with Section 3.1.2; and (ii) after being vested, the Options may be exercised from time to time in whole or in part until the Expiry Date.

3.1.2                      The Options will vest as follows:

(a)	25% on the first anniversary of the Grant Date; and

(b)	25% on the second anniversary of the Grant Date; and

(c)	25% on the third anniversary of the Grant Date; and

(d)	the remaining 25% on the fourth anniversary of the Grant Date.

3.1.3                      Notwithstanding Section 3.1.1, the Board may determine after the Grant Date that the Options will be exercisable in whole or in part on earlier dates for any reason.

3.2                         Blackout Period Extension of Expiry Date

If the Expiry Date of the Options falls within a Blackout Period, the Expiry Date of the Options shall be extended to the date ten business days after the date on which Blackout Period ends, provided that if within ten business days of the end of a Blackout Period an additional Blackout Period commences the Expiry Date of the Options shall be further extended at the end of the additional Blackout Period so that the number of days during which the Optionholder is able to exercise the Options is extended for a total of ten business days.

3.3                        Early Expiry

                      The Options will continue in effect until their Expiry Date or expire before their Expiry Date, as the case may be, in the following events and manner:

(a)
if the Optionholder resigns from his employment (other than in the circumstances described in Section 3.3(c)), then only the portion of the Options that is exercisable at the date of resignation or termination may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of:

(i)	30 days after the Date of Termination; and

(ii)	the Expiry Date,

after which period the Options will expire;

(b)
subject to Section 3.7, if the Optionholder’s employment is terminated by the Corporation without Cause, including a constructive dismissal, then the Options will continue to become exercisable by the Optionholder pursuant to Section 3.1 after the Date of Termination and any exercise of the Options must be during the period ending on the earlier of:

(i)	six months after the Date of Termination; and

(ii)	the Expiry Date,

after which period the Options will expire;

(c)
if the Optionholder’s employment is terminated by the Corporation for Cause, including where the Optionholder resigns from his employment after being requested to do so by the Corporation as an alternative to being terminated for Cause, then the Options will expire on the Date of Termination;

(d)	if the Optionholder’s employment ceases due to permanent disability, then the Options will continue to become exercisable pursuant to Section 3.1 and will expire on the Expiry Date;

(e)
if the Optionholder retires upon attaining the mandatory or early retirement age established by the Corporation from time to time (“Retires”) and gives notice of retirement (the “Retirement Notice”) to the Corporation in accordance with policy established by the Corporation from time to time, then the Options will continue to become exercisable pursuant to Section 3.1 and will expire on the earlier of:

(i)	the date that is five (5) years after the Optionholder Retires; and

(ii)	the Expiry Date,

after which period the Options will expire.

If the Optionholder Retires without giving the Retirement Notice, the provisions of Section 3.3(a) shall apply; and

(f)
if the Optionholder dies, the Options will vest immediately after the death of the Optionholder, any exercise of the Options must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Options by bequest or inheritance, and any such exercise must be during the period ending on the earlier of:

(i)	12 months after the death of the Optionholder; and

(ii)	the Expiry Date,

after which period the Options will expire,

subject to the right of the Board to, after the Grant Date, set a shorter (with the consent of the Optionholder) or longer period for exercise (not later than the Expiry Date).

3.4                         Limited Assignment

3.4.1                      The Options may not be assigned, except to:

(a)
the Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (if permitted by applicable securities laws) (or between such entities or from either of such entities to the Optionholder); or

(b)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Options by bequest or inheritance on death of the Optionholder;

in which case the assignee will thereafter be the Optionholder for the purposes of this Option Agreement, except in determining early expiry under Section 3.3.

3.4.2                      If a Personal Holding Corporation to which the Options have been granted or assigned is no longer controlled by the Optionholder, or the shares of the Personal Holding Corporation are no longer beneficially owned by the Optionholder and persons who were the spouse, minor children or minor grandchildren of the Optionholder at the time of the grant or assignment, then the Options cannot be exercised until they are assigned by the Personal Holding Corporation to the Optionholder or another assignee permitted by Section 3.4.1.

3.5                         No Rights as Shareholder or to Remain an officer or employee

3.5.1                      The Optionholder will only have rights as a shareholder of the Corporation with respect to those of the Optioned Shares that the Optionholder has acquired through exercise of the Options in accordance with their terms.

3.5.2                      Nothing in this Option Agreement will confer on the Optionholder any right to remain as an officer or employee of the Corporation or any Subsidiary.

3.6                         Adjustments

3.6.1                      Adjustments will be made to (i) the Exercise Price of the Options, and/or (ii) the number of Common Shares delivered to the Optionholder upon exercise of the Options in the following events and manner, subject to any required regulatory approvals and the right of the Board to make such other or additional adjustments, or to make no adjustments at all, as the Board considers to be appropriate in the circumstances:

(a)
upon (i) a subdivision of the Common Shares into a greater number of Common Shares, (ii) a consolidation of the Common Shares into a lesser number of Common Shares or (iii) the issue of a stock dividend to holders of the Common Shares (excluding a stock dividend paid in lieu of a cash dividend in the ordinary course), the Exercise Price will be adjusted accordingly and the Corporation will deliver upon exercise of the Options, in addition to or in lieu of the number of

Optioned Shares in respect of which the right to purchase is being exercised, such greater or lesser number of Common Shares as result from the subdivision, consolidation or stock dividend;

(b)
upon (i) a capital reorganization, reclassification or change of the Common Shares, (ii) a consolidation, amalgamation, arrangement or other form of business combination of the Corporation with another person or corporation or (iii) a sale, lease or exchange of all or substantially all of the property of the Corporation, the Exercise Price will be adjusted accordingly and the Corporation will deliver upon exercise of the Options, in lieu of the Optioned Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or property as results from such event;

(c)
upon the distribution by the Corporation to holders of the Common Shares of (i) shares of any class (whether of the Corporation or another corporation) other than Common Shares, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) cash (excluding a cash dividend paid in the ordinary course), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Optioned Shares to be delivered upon exercise of the Options;

(d)
adjustments to the Exercise Price of the Options will be rounded up to the nearest one cent and adjustments to the number of Common Shares delivered to the Optionholder upon exercise of the Options will be rounded down to the nearest whole Common Share; and

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section are cumulative.

3.7                         Change of Control

3.7.1                     If after the occurrence of a Change of Control, the Optionholder’s employment is terminated by the Corporation without Cause, including a constructive dismissal, the Optionholder may exercise all of the Options (including, for greater certainty, the Options that had vested as at the Date of Termination and the Options that had not yet vested as at the Date of Termination), notwithstanding Section 3.1, during the period ending on the Expiry Date, after which the Options will expire.

3.7.2                     If a “take-over bid” (within the meaning of applicable securities legislation) made by any person for the voting securities of the Corporation would, if successful, result in a Change of Control, then:

(a)	the Corporation will promptly notify the Optionholder of the take-over bid and the rights of the Optionholder under this Section;

(b)	the Optionholder may exercise the Options (including, for greater certainty, the Options that had vested as at the Date of Termination and the Options that had not yet vested as at the Date of Termination), during the period ending on the earlier of the expiration of the take-over bid and the Expiry Date;

(c)
the exercise of the Options (including, for greater certainty, the Options that had vested as at the Date of Termination and the Options that had not yet vested as at the Date of Termination) shall only be for the purpose of depositing the Optioned Shares pursuant to the take-over bid; and

(d)
if the Optioned Shares are not deposited by the Optionholder pursuant to the take-over bid or, if deposited, are subsequently withdrawn by the Optionholder or not all taken up and paid for by the offeror, then the Optionholder shall promptly return the Optioned Shares (or the portion that are not taken up and paid for) to the Corporation for cancellation, the Options respecting such Optioned Shares shall be deemed not to have been exercised, the Optioned Shares shall be deemed not to have been issued and the Corporation shall refund to the Optionholder the aggregate Exercise Price for the Optioned Shares.

3.8                         Accredited Investor

The Optionholder represents that he is an “accredited investor” (as such term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions).

ARTICLE 4
EXERCISE OF OPTIONS

4.1                         Manner of Exercise

4.1.1                     The Optionholder who wishes to exercise the Options may do so by delivering the following to the Corporation on or before the Expiry Date of the Options:

(a)	a completed Notice of Exercise; and

(b)	subject to Section 4.3, a cheque (which need not be a certified cheque) or bank draft payable to the Corporation for the aggregate Exercise Price of the Optioned Shares being acquired.

4.1.2                      If the Optionholder is deceased or mentally disabled, the Options may be exercised by a legal representative of the Optionholder or the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Options by bequest or inheritance and who, in addition to delivering to the Corporation the Notice of Exercise and (if applicable) cheque or bank draft described above, must also deliver to the Corporation evidence of their status.

4.2                         Delivery of Share Certificate

Not later than five business days after receipt by the Corporation, pursuant to Section 4.1, of the Notice of Exercise and payment in full for the Optioned Shares being acquired, the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the Optionholder or an intermediary on behalf of the Optionholder (or, if deceased, his or her legal representative or beneficiary) for the number of Optioned Shares purchased by the Optionholder (or his or her legal representative or beneficiary), which will be issued as fully paid and non-assessable Common Shares.

4.3                         Cashless Exercise

4.3.1                      The Optionholder may elect “cashless” exercise in a Notice of Exercise if the Optioned Shares are to be immediately sold.  In such case, the Optionholder will not be required to deliver to the Corporation a cheque or bank draft in respect of the aggregate Exercise Price.  Instead, the following procedure will be followed, as detailed in a Cashless Exercise Instruction Form to be provided by the Corporation and completed by the Optionholder (or such other form of cashless exercise instruction as may be established by the Corporation, including by electronic means through a service provider selected by the Corporation from time to time):

(a)
the Optionholder will instruct a broker selected by the Optionholder to sell through the Toronto Stock Exchange the Common Shares issuable on exercise of the Options, as soon as possible and at the then applicable bid price for the Common Shares;

(b)
on the settlement date for the trade, the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Common Shares issued on exercise of the Options, against payment by the broker to the Corporation of the Exercise Price for such Common Shares; and

(c)	the broker will deliver to the Optionholder the remaining proceeds of sale, net of brokerage commission.

4.4                        Withholding

If the Corporation determines that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of the Options, the exercise of the Options is not effective unless such taxes have been paid or withholdings made to the satisfaction of the Corporation.  The Corporation may require the Optionholder to pay to the Corporation, in addition to the Exercise Price for the Optioned Shares, any amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Options.  Any such additional payment is due no later than the date on which any amount with respect to the Options exercised is required to be included in the gross income of the Optionholder for tax purposes.

ARTICLE 5
MISCELLANEOUS

5.1                         Notice

All notices required or allowed to be given under this Option Agreement shall be made either personally or by mailing the same by prepaid registered post to:

The Optionholder:

20639 West High Ridge Drive
Kildeer, IL  60047

The Corporation:

Canadian Pacific Railway Limited
Suite 500, Gulf Canada Square
401 – 9th Avenue S.W.
Calgary, Alberta  T2P 4Z4

Attention:        Corporate Secretary

Notices delivered personally shall be deemed to be received on the day of delivery, Saturdays, Sundays and statutory holidays excepted; notices given by mail shall be deemed to have been received by the addressee on the tenth business day following the date of mailing.  Either party may change its address for notice hereunder in the above manner.

5.2                         Counterparts

This Option Agreement may be executed in any number of counterparts, each of which will constitute an original, and all of which together will constitute one and the same instrument.

The parties hereto shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

5.3                         Administration

5.3.1                      Subject to the limitations of this Option Agreement, the Corporation has the authority to interpret this Option Agreement and determine all questions arising out of this Option Agreement and the Options granted pursuant hereto, which interpretations and determinations will be conclusive and binding on the Optionholder and all other affected persons.

5.4                         Amendment of Options and Agreement

5.4.1                      Subject to obtaining any required regulatory approval regarding consent by applicable regulatory bodies, including the Toronto Stock Exchange, the Board shall have the power and authority to approve amendments relating to the Options, including, without limitation, to the extent that such amendment is an amendment to the terms of the outstanding Options (including, without limitation, to cancel the Options or amend the date or dates on which the Options or a portion thereof vests or becomes exercisable), provided that:

(a)	the Board would have had the authority to initially grant the Options under terms as so amended; and

(b)	the consent of the Optionholder is obtained if the amendment would prejudice the rights of the Optionholder under the Options.

5.5                         Acknowledgement

By executing this Option Agreement, the Optionholder acknowledges that he has read and understands the terms of this Agreement and accepts the Options in accordance with the terms of this Option Agreement.

IN WITNESS WHEREOF the Corporation and the Optionholder have entered into this Option Agreement as of February 4, 2013.

CANADIAN PACIFIC RAILWAY LIMITED

By:	/s/ E. Hunter Harrison
Name: E. Hunter Harrison
Title: Chief Executive Officer

By:	/s/ Peter Edwards
Name: Peter Edwards
	Title:	Vice President, Human Resources and Industrial Relations

/s/ Keith Creel
Witness Name:	Keith Creel

SCHEDULE A – FORM OF NOTICE OF EXERCISE

Canadian Pacific Railway Limited

NOTICE OF EXERCISE

TO:         Canadian Pacific Railway Limited
Suite 500, Gulf Canada Square
401 – 9th Avenue S.W.
Calgary, Alberta  T2P 4Z4

Attention:        Corporate Secretary

Reference is made to the stand-alone option agreement (the “Option Agreement”) made as of February 4, 2013, between Canadian Pacific Railway Limited (the “Corporation”) and Keith Creel (the “Optionholder”).  Capitalized terms used herein and not defined shall have the meanings ascribed to such term in the Option Agreement.  The Optionholder hereby exercises the Options to purchase Common Shares of the Corporation as follows:

Number of Optioned Shares for which Options are being exercised:

Exercise Price per Common Share:	$

Total Exercise Price:	$

Check here for exercise of the Options if a cheque (which need not be a certified cheque) or bank draft is tendered with this Notice of Exercise:	Ÿ

Check here for cashless exercise of the Options (in which case the shares will be sold and no cheque or bank draft needs to be tendered with this Notice of Exercise):1	Ÿ

Name of Optionholder as it is to appear on share certificate (except for cashless exercise):

Address of Optionholder as it is to appear on the register of Common Shares and to which a certificate representing the Common Shares being purchased is to be delivered or, in the case of cashless exercise, to which a cheque is to be delivered:

Dated  _______________________, 20 _____.

Name of Optionholder
Signature of Optionholder

_________________________________

1
An optionholder electing cashless exercise will be required to submit a completed Cashless Exercise Instruction Form (or such other form of cashless exercise instruction as may be established by the Corporation, including by electronic means through a service provider selected by the Corporation from time to time) at the same time as this Notice of Exercise.  The Form may be obtained from the Corporation’s human resources department.